Exhibit 4.2

CANOPY GROWTH CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1.	Plan Description

The Canopy Growth Corporation (the “Company”) Employee Stock Purchase Plan is intended to promote the interests of the Company and its subsidiaries by providing eligible employees an opportunity to acquire a proprietary interest in the Company through a stock purchase plan.

2.	Definitions.

“Affiliate” has the meaning assigned by the Securities Act (Ontario), as amended from time to time;

“Associate” has the meaning assigned by the Securities Act (Ontario), as amended from time to time.

“Annual Compensation” means, for each Participant, the annualized gross salary of that Participant, i.e., regular compensation earned during each payroll period, before any deductions or withholding, but excluding commissions overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by the Committee (for Employees who have a compensation plan with a base and incentive portion comprising a target, Annual Compensation shall mean the base for that individual).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day which is a trading day on the Exchange.

“Change in Control” shall mean:

(i)

when any person, together with any Affiliate or Associate of such person (other than the Company or its subsidiaries, or an employee benefit plan of the Company or its subsidiaries, including any trustee of such plan acting as trustee) hereafter acquires, the direct or indirect “beneficial ownership”, as defined by the Canada Business Corporations Act (the “CBCA”), of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

the occurrence of a transaction requiring approval of the Company’s shareholders involving the acquisition of the Company or all or substantially all of its business by an entity through purchase of assets by amalgamation, arrangement or otherwise;

“Commitment Date” means, with respect to any given Participant, the first Business Day of each Offering

Period or in the event of a Blackout Period pursuant to Sub-section 4(b) hereof, the tenth Business Day following the end of the Blackout Period, or such other Business Day in an Offering Period approved by the Committee.

“Committee” means the compensation committee appointed by the Board of Directors to administer the Plan. All references in the Plan to the Committee means the Board of Directors if no Committee has been appointed.

“Common Shares” means common shares in the capital of the Company.

“Director” means a person occupying the position of director on the Board of Directors and who is not an Employee.

“Eligible Person” means an Employee who is eligible to participate in the Plan pursuant to Section 3.

“Employee” means a full time permanent employee of the Company or any of its subsidiaries.

“Exchange” means the Toronto Stock Exchange.

“Fair Market Value” per Common Share at any date shall be the weighted average sale price for board lots of Common Shares on the Exchange on the ten trading days immediately preceding the Purchase Date or the Commitment Date, as the case may be.

“Insider” means:

(i)	an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time; and

(ii)	an Associate or Affiliate of any person who is an Insider by virtue of clause (i) of this definition.

“Leave of Absence” has the meaning ascribed thereto in Section 7 hereof.

“Lump Sum Payment” has the meaning ascribed thereto in Sub-section 4(c) hereof.

“Offering Period” means one of the six month periods commencing in each year either on the third Business Day after the first public announcement of the Company’s first quarter financial results or on the third Business Day after the first public announcement of the Company’s third quarter financial results.

“Participant” means an Eligible Person who is participating in the Plan pursuant to Section 4.

“Payroll Deduction” has the meaning ascribed thereto in Sub-section 4(b) hereof.

“Plan” means this Canopy Growth Corporation Employee Stock Purchase Plan.

“Plan Account” means, for each Participant, an account maintained by the Company or its designated record keeper to which such Participant’s payroll deductions are credited and against which funds used to purchase Common Shares are charged and to which Common Shares purchased are credited.

“Purchase Date” means the first Business Day which is six months following the first Business Day of each Offering Period in respect of any Offering Period.

“Purchase Price” means the lesser of (i) 90% of the Fair Market Value of the Common Shares on the Commitment Date for the Offering Period in which the Purchase Date falls, and (ii) 90% of the Fair Market Value of the Common Shares on the Purchase Date for that Offering Period.

2.         Shares Subject to the Plan. Subject to Section 12, the aggregate number of Common Shares which may be sold under the Plan is 400,000. The maximum number of Common Shares which may be issued under the Plan in any one fiscal year shall not exceed 200,000. No fractional shares may be purchased or issued hereunder. The following restrictions shall also apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

(i)

the aggregate number of Common Shares issuable to Insiders, at any time, under all of the Company’s security based compensation arrangements, cannot exceed 10% of the issued and outstanding Common Shares of the Company; and

(ii)

Insiders shall not be issued, under this Plan and all of the Company’s other security based compensation arrangements, within any one year period, a number of Common Shares which exceeds 10% of the issued and outstanding Common Shares of the Company.

3.         Eligible Persons. Each Employee (an “Eligible Person”) who has provided services to the Company or any of its subsidiaries for at least three months and who is continuing to provide such services may participate in the Plan. The Committee may exclude all, but not less than all, of the Employees of any subsidiary of the Company located outside of Canada where participation by such Employees would be impractical.

4.	Offering Periods and Participation in the Plan.

(a)

Common Shares shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as: (i) the maximum number of Common Shares available for purchase under the Plan shall have been purchased; or (ii) the Plan shall have been terminated in accordance with the terms hereof.

(b)	An Eligible Person who is an Employee may participate in the Plan by completing and filing with the Company or its designated record keeper prior to the tenth day of an Offering

Period a subscription agreement and an election form which authorizes payroll deductions (the “Payroll Deductions”) from such Employee’s pay for the purposes of acquiring Common Shares, provided that in the event that such deadline for providing a subscription agreement and an election form which authorizes Payroll Deductions is during a period when the Eligible Person is prohibited by law, by the policies of the Exchange or by the policies of the Company from trading in Common Shares (a “Blackout Period”), such deadline shall be automatically extended to the tenth trading day immediately following the end of the Blackout Period. Such Payroll Deductions shall commence on the first regularly scheduled payroll day of the applicable Offering Period following the receipt by the Company of the election form. Such Payroll Deductions shall continue until such Employee terminates participation in the Plan or the Plan is terminated prior to such time. Unless otherwise specified in an election form or a new election form is filed pursuant to Section 6 of the Plan or participation in the Plan is terminated pursuant to Section 7 of the Plan, Employees who have filed a completed subscription agreement and election form shall be deemed to participate in the Plan in subsequent Offering Periods.

(c)

Notwithstanding the foregoing, an Eligible Person shall not be entitled to purchase Common Shares under this Plan on any Commitment Date if the purchase would not comply with the restrictions respecting the issuance/sale of Common Shares set forth in Section 2.

(d)

If the aggregate number of Common Shares subscribed for pursuant to the Plan exceeds the total number of Common Shares permitted to be issued under the Plan or the maximum number of Common Shares permitted to be issued under the Plan in respect of a fiscal year, the Common Shares available will be allocated by the Company on a pro rata basis in proportion to each Participant’s balance in his or her Plan Account, and a cash payment for the balance remaining will be refunded to the Participant on the Purchase Date, such calculation and allotment by the Company to be final and binding on all Participants.

5.         Limits on Payroll Deductions. Payroll Deductions shall be made from the amounts paid to each Participant for each payroll period in such amounts as such Participant shall authorize in such Participant’s election form. The maximum Payroll Deduction for each Participant shall be 5% of the Participant’s Annual Compensation. If a Participant’s Annual Compensation is insufficient in any pay period to allow the entire Payroll Deduction elected under the Plan, no deduction shall be made for such pay period. Payroll Deductions will resume with the next regularly scheduled payroll period in which the Participant has pay sufficient to permit the Payroll Deduction. Payroll Deductions under the Plan shall be made in any period only after all other withholdings, deductions, garnishments and the like have been made.

6.         Changes in Payroll Deductions. Subject to the maximum deductions set forth above in Section 5, a Participant may change the amount of such Participant’s Payroll Deductions by filing a new election form with the Company or its designated record keeper during the first ten days of an Offering Period, which change shall be effective for such Offering Period.

7.         Termination of Participation in Plan. A Participant’s participation in the Plan shall be terminated upon the termination of such Employee’s employment with the Company for any reason and such Participant shall cease to be an Eligible Person at such time. In the event that a Participant’s participation in the Plan is voluntarily or involuntarily terminated, Payroll Deductions under the Plan shall cease and any payments credited to such Participant’s Plan Account prior to such time shall be returned to the Participant. For purposes of this Section 7, the date of termination of an Employee’s employment shall be the date designated in writing by the Company (or by its subsidiary, as the case may be) as the effective date of termination, notwithstanding any period of notice or reasonable notice that the Company (or subsidiary, as the case may be) may be required by contract or at law to provide to the Participant in connection with such termination. For greater clarity, a temporary leave of absence (whether with or without pay) of a Participant from his or her employment with the Company (a “Leave of Absence”) shall not be treated as terminating such Participant’s participation in any Offering Period, provided, however, that in the event of any Leave of Absence of a Participant without pay, such Participant’s Payroll Deductions under the Plan, if any, shall be suspended for the duration of such Leave of Absence, provided further, however, that any such suspension of Payroll Deductions shall not be deemed to be a change made pursuant to Sections 6 or 7 hereof for the determination of the amount of the Purchase Price related to any Common Shares to be purchased in an Offering Period.

8.         Purchase of Shares.

(a)

On each Purchase Date, the Company shall apply the funds credited to each Participant’s Plan Account to the purchase (without commissions or fees) of that number of whole Common Shares determined by dividing the Purchase Price into the balance in the Participant’s Plan Account on the Purchase Date. Any amount remaining shall be carried forward to the next Purchase Date unless the Plan Account is closed.

(b)

As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include the number of Common Shares purchased on the Purchase Date on behalf of such Participant under the Plan.

(c)

When requested, a stock certificate for whole Common Shares in a Participant’s Plan Account purchased pursuant to the Plan shall be issued in such Participant’s name or in the name of such Participant and another person as joint tenants with rights of survivorship or as tenants in common. When a Participant ceases to be an Eligible Person pursuant to the provisions of Section 7 hereof, a share certificate for whole Common Shares in such Participant’s Plan Account shall be issued in the name of such Participant or in the name of such Participant and the name of another person as joint tenants with right of survivorship or as tenants in common on the Purchase Date. A cash payment shall be made for any fraction of a Common Share in such account, if necessary to close the account.

9.         Rights as a Shareholder. As of the Purchase Date, a Participant shall be treated as record owner of his/her Common Shares purchased pursuant to the Plan.

10.       Rights Not Transferable. Rights under the Plan are not transferrable by a Participant other than by will or the laws of succession, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

11.       Application of Funds. All funds of Participant’s received or held by the Company under the Plan before purchase of the Common Shares shall be held by the Company without liability for interest or other increment.

12.       Adjustments in Case of Changes Affecting Common Shares. In the event of a subdivision or consolidation of outstanding Common Shares of the Company, or the payment of a stock dividend, the number of Common Shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee. In the event of any other change affecting the Common Shares, such adjustment shall be made as shall be deemed equitable by the Committee to give proper effect to such event. If the Committee determines that such change will constitute a change requiring shareholder approval, it may refrain from making such adjustments. The Committee or the Board of Directors shall determine the adjustments to be made under this Section 12, and its determination shall be conclusive.

13.       Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the provisions of the Plan and make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or its subsidiaries as the Committee shall determine.

14.       Amendments to the Plan.

(a)

Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board of Directors may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(i)	making any amendments to the provisions set out in Section 7 of the Plan;

(ii)

making any amendments to add covenants of the Company for the protection of Participants, provided that the Board of Directors shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

(iii)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions, which in the good faith opinion of the Board of Directors, having in mind the best interests of the Participants, it may be expedient to make, provided that the Board of Directors shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(iv)

making any such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

(b)

Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Exchange (to the extent the Company has any securities listed on such exchange) and the approval of shareholders:

(i)	amendments to the Plan which would increase the number of Common Shares issuable under the Plan, otherwise than in accordance with Section 12 of this Plan;

(ii)	amendments to the Plan which would increase the number of Common Shares issuable to Insiders under the Plan, otherwise than in accordance with Section 12 of this Plan;

(iii)	amendments to the Plan which would increase the number of Common Shares issuable to Directors under the Plan, otherwise than in accordance with Section 12 of this Plan;

(iv)	amendments that would reduce the Purchase Price payable by Insiders;

(v)	amendments that would increase the percentage discounts set forth in the definition of Purchase Price;

(vi)

increase the maximum percentage of the Annual Compensation that any Participant may direct be contributed, pursuant to the Plan, towards the purchase of Common Shares on his or her behalf through Payroll Deductions;

(vii)	the addition of any form of financial assistance to a Participant; and

(viii)	the adoption of an employer matching contribution.

(c)

Subject to Sections 17 and 23, the Board of Directors shall not alter or impair any rights or increase any obligation with respect to previously agreed upon terms under the Plan without the consent of the Participant.

15.       Termination of the Plan. The Plan shall terminate upon the earlier of (a) the termination of the Plan by the Board of Directors of the Company as specified below, or (b) the date no more Common Shares remain to be purchased under the Plan. The Board of Directors of the Company may terminate the Plan as of any date, and the date of termination shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have options to purchase more Common Shares than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of Common Shares on a pro rata basis, and any excess Payroll Deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Committee.

16.       Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company.

17.       Governmental Regulations. The Company’s obligation to sell and deliver its Common Shares pursuant to the Plan is subject to:

(a)

the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)	the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

(c)

the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

18.       Applicable Law. The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

19.       Effect on Employment. The provisions of this Plan shall not affect the right of the Company or any subsidiary or any Participant to terminate the Participant’s employment with the Company or any subsidiary.

20.       Withholding. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

21.       Change in Control. In the event of a proposed or actual Change in Control, the Company shall require that each outstanding right hereunder be assumed or an equivalent right be substituted by the successor or purchaser corporation, unless the Plan is terminated.

22.       Approvals. The Plan shall be subject to acceptance by the Exchange in compliance with all conditions imposed by the Exchange. Any rights to purchase Common Shares granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such right may be exercised unless such acceptance is given and such conditions are complied with.

23.       Corporate Action. Nothing contained in the Plan shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or any subsidiary of the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

24.       Limitation on Sale of Common Shares Purchased Under the Plan. The Plan is intended to provide Common Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant with respect to any dealings with Common Shares save and except as provided in Sub-section 17(c). A Participant may, therefore, sell Common Shares purchased under the Plan provided he/she complies with all applicable securities laws. Participants assume the risk of any market fluctuations in the price of the Common Shares.

25.       Notices. All written notices to be given by Participants to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8

Attention: General Counsel

Any notice given by the Participant pursuant to the terms hereof shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company or the applicable subsidiary and shall be effective seven days after mailing.

26.       Shareholder Approval. The Plan shall become effective on the date it is adopted by the Board of Directors of the Company, provided that the shareholders of the Company approve it within 12 months after such date and then reapprove every five (5) years.

CANOPY GROWTH CORPORATION

Bruce Linton
CEO